PAGE 1
                               SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934
                                  (Amendment No.  )

          Filed by the Registrant                           [X]
          Filed by a party other than the Registrant        [ ]
          Check the appropriate box:
          [X] Preliminary Proxy Statement
          [ ] Definitive Proxy Statement
          [ ] Definitive Additional Materials
          [ ] Soliciting Material pursuant to Section 240.14a-11(c) or
              Section 240.14a-12

                       T. Rowe Price Growth & Income Fund, Inc.
          _________________________________________________________________
                   (Name of Registrant as Specified in its Charter)

                       T. Rowe Price Growth & Income Fund, Inc.
          _________________________________________________________________
                      (Name of Person(s) Filing Proxy Statement)

          Payment of Filing Fee (Check the appropriate box):
          [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(j)(2).
          [ ] $500 per each party to the controversy pursuant to Exchange
              Act Rule 14a-6(i)(3).
          [ ] Fee computed on table below per Exchange Act Rules 14a-
              6(i)(4) and 0-11.
              1) Title of each class of securities to which transaction
                 applies:
                 _________________________________________________________
              2) Aggregate number of securities to which transaction
                 applies:
                 _________________________________________________________
              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)
                 _________________________________________________________
              4) Proposed maximum aggregate value of transaction:
                 _________________________________________________________
          1 Set forth the amount on which the filing fee is calculated and state how it was determined.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing,
              1) Amount previously paid:
                 _________________________________________________________
              2) Form, schedule, or Registration Statement no.:
                 _________________________________________________________
              3) Filing party:












          PAGE 2
                 _________________________________________________________
              4) Date filed:
                 _________________________________________________________






























































          PAGE 3
          T. ROWE PRICE
          _________________________________________________________________
          T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202



          James S. Riepe
          Managing Director



          Dear Shareholder:

               An annual meeting of shareholders of the T. Rowe Price Growth & Income Fund, Inc. ("the Fund") will be held on Wednesday, April 19, 1995, at 8:30 a.m., in the Fund's offices at 100 East Pratt Street in Baltimore. We are asking you to vote on several matters and request that you vote your shares by returning the enclosed proxy card even if you plan to join us for the meeting.

               The items to be voted on are outlined in the attached notice, and details are included in the proxy statement. Among the proposals is a recommendation by your Fund's Board of Directors to increase the Fund's current management fee from 0.15% to 0.25% of total assets. I would like to take this opportunity to give you some background on this proposed change in the investment management agreement.

               The Fund's current management fee was established in May 1987. Since then, the costs of hiring and retaining well-qualified investment professionals and providing superior administrative services have risen significantly. The discussion beginning on page ___ of the proxy statement reviews the factors considered by the Directors before recommending a higher management fee.

               Under the proposed fee schedule, the Fund's management fee and total expense ratio remain below the average charged by funds with similar investment objectives (as reported by Lipper Analytical Services for the Growth & Income Fund category). T. Rowe Price is firmly committed to offering low-cost investment management services. To this end, none of our Funds imposes a sales charge ("load") or 12b-1 fee. We are equally committed to other important objectives: providing high-quality investment management as well as services that make investing with T. Rowe Price convenient and efficient.

















               We encourage you to vote your proxy now and return it in the postage-paid envelope. Your early response will be appreciated and could save your Fund the substantial costs associated with a follow-up mailing. Your participation is extremely important.


                                               Sincerely,


                                               James S. Riepe
                                               Director, Mutual Funds Division

                                               CUSIP# 779551 10 0/FUND# 054





















































          PAGE 4
                       T. ROWE PRICE GROWTH & INCOME FUND, INC.

                       Notice of Annual Meeting of Shareholders

                                    April 19, 1995

               An Annual Meeting of Shareholders of the T. Rowe Price Growth & Income Fund, Inc. (the "Fund"), a Maryland corporation, will be held on Wednesday, April 19, 1995, at 8:30 o'clock a.m., Eastern time, at the offices of the Fund, 100 East Pratt Street, Baltimore, Maryland 21202. The following matters will be acted upon at that time:

               1. To elect 11 directors to serve until the next annual meeting, if any, or until their successors shall have been duly elected and qualified;

               2. Approval of a proposal to adopt a new Investment Management Agreement including an increase in the management fee paid to the Fund's manager, T. Rowe Price Associates, Inc.;

               3. To ratify or reject the selection of the firm of Price Waterhouse, LLP as the independent accountants for the Fund for the fiscal year 1995; and

               4. To transact such other business as may properly come before the meeting and any adjournments thereof.

                                              LENORA V. HORNUNG
                                              Secretary
          March 3, 1995
          100 East Pratt Street
          Baltimore, Maryland 21202































          PAGE 5
          _________________________________________________________________
                                YOUR VOTE IS IMPORTANT

          Shareholders are urged to designate their choices on each of the matters to be acted upon and to date, sign, and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. Your prompt return of the proxy will help assure a quorum at the meeting and avoid the additional Fund expense of further solicitation.
          _________________________________________________________________























































          PAGE 6
                       T. ROWE PRICE GROWTH & INCOME FUND, INC.

                    Annual Meeting of Shareholders--April 19, 1995

                                   PROXY STATEMENT

                This statement is furnished in connection with the solicitation of proxies by the T. Rowe Price Growth & Income Fund, Inc. (the "Fund"), a Maryland corporation, for use at the Annual Meeting of Shareholders of the Fund to be held on April 19, 1995, and at any adjournments thereof.

                Shareholders are entitled to one vote for each full share, and a proportionate vote for each fractional share, of the Fund held as of the record date. Under Maryland law, shares owned by two or more persons (whether as joint tenants, co-fiduciaries, or otherwise) will be voted as follows, unless a written instrument or court order providing to the contrary has been filed with the
          Fund: (1) if only one votes, that vote will bind all; (2) if more than one votes, the vote of the majority will bind all; and
          (3) if more than one votes and the vote is evenly divided, the vote will be cast proportionately.

                In order to hold the meeting, a majority of the Fund's shares entitled to be voted must have been received by proxy or be present at the meeting. In the event that a quorum is present but sufficient votes in favor of one or more of the Proposals are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the meeting adjourned. The persons named as proxies will vote in favor of such adjournment if they determine that such adjournment and additional solicitation is reasonable and in the interests of the Fund's shareholders.

                The individuals named as proxies (or their substitutes) in the enclosed proxy card (or cards if you have multiple accounts) will vote in accordance with your directions as indicated thereon if your proxy is received properly executed. You may direct the proxy holders to vote your shares on a Proposal by checking the appropriate box "For" or "Against," or instruct them not to vote those shares on the Proposal by checking the "Abstain" box. Alternatively, you may simply sign, date and return your proxy card(s) with no specific instructions as to the Proposals. If you properly execute your proxy card and give no voting instructions with respect to a Proposal, your shares will be voted FOR the Proposal. Any proxy may be revoked at any time prior to its exercise by filing with the Fund a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.













          PAGE 7
                Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any Proposal. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Fund, but are not voted as to one or more Proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

                VOTE REQUIRED: A PLURALITY OF ALL VOTES CAST AT THE MEETING IS SUFFICIENT TO APPROVE PROPOSAL 1 FOR THE FUND. A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING IS SUFFICIENT TO APPROVE PROPOSAL 3 FOR THE FUND. APPROVAL OF PROPOSAL 2 OF THE FUND REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF THE LESSER OF (A) 67% OF THE SHARES PRESENT AT THE MEETING IN PERSON OR BY PROXY, OR (B) A MAJORITY OF THE FUND'S OUTSTANDING SHARES.

                The costs of the meeting, including the solicitation of proxies, will be paid by the Fund. Persons holding shares as nominees will be reimbursed, upon request, for their reasonable expenses in sending solicitation materials to the principals of the accounts. In addition to the solicitation of proxies by mail, directors, officers, and/or employees of the Fund or of its investment manager, T. Rowe Price Associates, Inc. ("T. Rowe Price"), may solicit proxies in person or by telephone.

                The approximate date on which this Proxy Statement and form of proxy are first being mailed to shareholders is March 3, 1995.



































          PAGE 8
          1.        ELECTION OF DIRECTORS

               The Fund's Board of Directors has nominated the eleven (11) persons listed below for election as directors, each to hold office until the next annual meeting (if any) or his or her successor is duly elected and qualified. Each of the nominees is a member of the present Board of Directors of the Fund and has served in that capacity since originally elected. A shareholder using the enclosed proxy form can vote for all or any of the nominees of the Board of Directors or withhold his or her vote from all or any of such nominees. If the proxy card is properly executed but unmarked, it will be voted for all of the nominees. Each of the nominees has agreed to serve as a director if elected; however, should any nominee become unable or unwilling to accept nomination or election, the persons named in the proxy will exercise their voting power in favor of such other person or persons as the Board of Directors of the Fund may recommend. There are no family relationships among these nominees.















































          PAGE 9
          _________________________________________________________________
                                                        Fund     All Other
                                                       Shares      Price
                                                    Beneficially   Funds'
                                              Year     Owned,     Shares
                                               of     Directly Beneficially
                                            Original     or        Owned
          Name, Address                     Election Indirectly, Directly
        and Date of Birth       Principal      as       as of      as of
           of Nominee        Occupations(1) Director 12/31/94(2) 12/31/94
          _________________________________________________________________

          Leo C. Bailey    Retired; Director/ 1994
          3396 S. Placita  Trustee of 21 other
          Fabula           T. Rowe Price Funds/
          Green Valley,    Trusts
          AZ 85614
          3/3/24

          *Stephen W.      President and      1988
          Boesel           member of the
          100 East Pratt   Executive Committee
          Street           of the Fund; Managing
          Baltimore, MD    Director, T. Rowe
          21202            Price Associates, Inc.
          12/28/44

          Donald W. Dick,  Partner, Overseas  1982
          Jr.              Partners, Inc., a
          111 Pavonia      financial investment
          Ave., 3rd Floor  firm; formerly
          Jersey City, NJ  (6/65-3/89) Director
          07310            and Vice President-
          1/27/43          Consumer Products
                           Division, McCormick &
                           Company, Inc.,
                           international food
                           processors; Director/
                           Trustee, Waverly Press,
                           Inc. and 21 other
                           T. Rowe Price Funds/Trusts

          David K. Fagin   Chairman, Chief    1994
          One Norwest      Executive Officer and Director,
          Center           Golden Star Resources, Ltd.;
          1700 Lincoln     formerly (1986-7/91)
          Street           President, Chief Operating
          Suite 1950       Officer and Director,
          Denver, CO       Homestake Mining Company;
          80203            Director/Trustee of 18
          4/9/38           other T. Rowe Price
                           Funds/Trusts














          PAGE 10
          _________________________________________________________________
                                                        Fund     All Other
                                                       Shares      Price
                                                    Beneficially   Funds'
                                              Year     Owned,     Shares
                                               of     Directly Beneficially
                                            Original     or        Owned
          Name, Address                     Election Indirectly, Directly
        and Date of Birth       Principal      as       as of      as of
           of Nominee        Occupations(1) Director 12/31/94(2) 12/31/94
          _________________________________________________________________

          Addison Lanier   Financial          1994
          2300 Carew       management; President
          Tower,           and Director, Thomas
          441 Vine Street  Emery's Sons, Inc. and
          Cincinnati, OH   Emery Group, Inc.;
          45202-2913       Director/Trustee, Scinet
          1/12/24          Development and Holdings,
                           Inc. and 21 other T. Rowe
                           Price Funds/Trusts

          John K. Major    Chairman of the    1982
          126 E. 26        Board and President,
          Place,           KCMA Incorporated,
          Tulsa, OK        Tulsa, Oklahoma;
          74114-2422       Director/Trustee of
          8/3/24           18 other T. Rowe Price
                           Funds/Trusts

          Hanne M.         Retail business    1994
          Merriman         consultant; formerly,
          655 15th Street  President and Chief
          Suite 300        Operating officer (1991-92),
          Washington,      Nan Duskin, Inc., a women's
          D.C.  20005      specialty store, Director
          11/16/41         (1984-90) and Chairman
                           (1989-90) Federal Reserve Bank
                           of Richmond, and President and
                           Chief Executive Officer
                           (1988-89), Honeybee, Inc.,
                           a division of Spiegel, Inc.;
                           Director, Central Illinois
                           Public Service Company, CIPSCO
                           Incorporated, The Rouse Company,
                           State Farm Mutual Automobile
                           Insurance Company and USAir
                           Group, Inc., Director/Trustee of
                           18 other T. Rowe Price
                           Funds/Trusts















          PAGE 11
          _________________________________________________________________
                                                        Fund     All Other
                                                       Shares      Price
                                                    Beneficially   Funds'
                                              Year     Owned,     Shares
                                               of     Directly Beneficially
                                            Original     or        Owned
          Name, Address                     Election Indirectly, Directly
        and Date of Birth       Principal      as       as of      as of
           of Nominee        Occupations(1) Director 12/31/94(2) 12/31/94
          _________________________________________________________________

          *James S. Riepe  Chairman of the    1982
          100 East Pratt   Board and member
          Street           of the Executive
          Baltimore, MD    Committee of the
          21202            Fund; Managing
          6/25/43          Director, T. Rowe
                           Price Associates, Inc.;
                           President and Director,
                           T. Rowe Price Investment
                           Services, Inc.; Chairman
                           of the Board, T. Rowe
                           Price Services, Inc., T.
                           Rowe Price Trust Company,
                           T. Rowe Price Retirement
                           Plan Services, Inc., and the
                           following T. Rowe Price Funds:
                           Spectrum (since inception),
                           Balanced (since inception),
                           and Mid-Cap Growth (since
                           inception); Vice President of
                           the following T. Rowe Price
                           Funds/Trusts: New Era, New America
                           Growth, Prime Reserve,
                           International, and
                           Institutional International
                           (since inception); Vice President
                           and Director/Trustee of 24
                           other T. Rowe Price Funds/Trusts;
                           Director, T. Rowe Price Tax-Free
                           Insured Intermediate Bond Fund,
                           Inc. (since inception) and
                           Rhone-Poulenc Rorer, Inc.

          *M. David Testa  Managing Director, 1994
          100 East Pratt   T. Rowe Price
          Street           Associates, Inc.;
          Baltimore, MD    Chairman of the
          21202            Board, Rowe Price-
          4/22/44          Fleming International,
                           Inc. and the following T. Rowe
                           Price Funds: Growth Stock,













          PAGE 12
          _________________________________________________________________
                                                        Fund     All Other
                                                       Shares      Price
                                                    Beneficially   Funds'
                                              Year     Owned,     Shares
                                               of     Directly Beneficially
                                            Original     or        Owned
          Name, Address                     Election Indirectly, Directly
        and Date of Birth       Principal      as       as of      as of
           of Nominee        Occupations(1) Director 12/31/94(2) 12/31/94
          _________________________________________________________________

                           International, and Institutional
                           International (since inception);
                           Vice President and
                           Director, T. Rowe Price
                           Trust Company and T. Rowe
                           Price Balanced Fund, Inc.
                           (since inception); Director of
                           the following T. Rowe Price
                           Funds: Dividend Growth (since
                           inception) and Blue Chip Growth
                           (since inception); Vice President,
                           T. Rowe Price Spectrum
                           Fund, Inc. (since inception)

          Hubert D. Vos    President,         1994
          1114 State       Stonington Capital Corporation,
          Street           a private investment company;
          Suite 247        Director/Trustee of 18 other
          Santa Barbara,   T. Rowe Price Funds/Trusts
          CA
          93190-0409
          8/2/33

          Paul M. Wythes   Founding General   1982
          755 Page Mill    Partner, Sutter
          Road             Hill Ventures, a venture
          Suite A200       capital limited partnership
          Palo Alto, CA    providing equity capital
          94304            to young high technology
          6/23/33          companies throughout the
                           United States; Director/Trustee,
                           Teltone Corporation,
                           Interventional Technologies,
                           Inc., Stuart Medical, Inc. and
                           18 other T. Rowe Price Funds/
                           Trusts

          *Nominees considered "interested persons" of T. Rowe Price.

          (1) Except as otherwise noted, each individual has held the office indicated, or other offices in the same company, for













          PAGE 13

               the last five years.

          (2) In addition to the shares owned beneficially and of record by each of the nominees, the amounts shown reflect the proportionate interests of Messrs. Boesel, Riepe and Testa in 2,764 shares of the Fund which are owned by a wholly-owned subsidiary of the Fund's investment manager, T. Rowe Price, and Mr. Boesel's interest in 3,284 shares owned by the T. Rowe Price Associates, Inc. Profit Sharing Trust.























































          PAGE 14

               The directors of the Fund who are officers or employees of
          T. Rowe Price receive no remuneration from the Fund and officers of the fund receive no renumeration from the Fund. For the year ended December 31, 1994, this group of directors received from the Fund directors' fees aggregating $27,432, including expenses. Those nominees indicated by an asterisk (*) are persons who, for purposes of Section 2(a)(19) of the Investment Company Act of 1940 are considered "interested persons" of T. Rowe Price. Each such nominee is deemed to be an "interested person" by virtue of his officership, directorship and/or employment with T. Rowe Price. Messrs. Bailey, Dick, Fagin, Lanier, Major, Vos, Wythes and Ms. Merriman are the independent directors of the Fund. The following table provides the amount of renumeration received by the Fund's directors for the fiscal year ended December 31, 1994.

          _________________________________________________________________
                                                                  Total
                                       Pension or   Estimated     Comp-
                           Aggregate   Retirement    Annual     ensation
                             Comp-      Benefits    Benefits    from Fund
                           ensation    Accrued as     Upon      and Fund
           Name of         from the     Part of      Retire-   Group Paid
           Person            Fund    Fund Expensesa   menta   to Directorsc
          _________________________________________________________________

          Leo C. Bailey      $3,429        -            -       $64,583

          Stephen W. Boeselbc    -         -            -           -

          Donald W. Dick, Jr. 3,429        -            -        64,833

          David K. Fagin      3,429        -            -        53,833

          Addison Lanier      3,429        -            -        64,583

          John K. Major       3,429        -            -        54,583

          Hanne M. Merriman   3,429        -            -        42,083

          James S. Riepebc       -         -            -           -

          M. David Testabc       -         -            -           -

          Hubert D. Vos       3,429        -            -        54,583

          Paul M. Wythes      3,429        -            -        54,333
          _________________________________________________________________
          a    The directors of the Fund do not receive any pensions or
          retirement benefits from the Fund or T. Rowe Price.
          b    The directors of the Fund who are officers or employees of
          T. Rowe Price receive no renumeration from the Fund.













          PAGE 15
          c    The directors' fees set forth in the above table for
          calendar year 1994 are based on the following fee schedule applicable to all independent directors of the T. Rowe Price funds: a fee of $25,000 per year as the initial fee for the first Price Fund/Trust on which a director serves; a fee of $5,000 for each of the second, third, and fourth Price Funds/Trusts on which a director serves; a fee of $2,500 for each of the fifth and sixth Price Funds/Trusts on which a director serves; and a fee of $1,000 for each of the seventh and any additional Price Funds/Trusts on which a director serves. The fund group included 64 funds at December 31, 1994.






















































          PAGE 16
               The Price Funds have established a Joint Audit Committee, which is comprised of at least one independent director representing each of the Funds. Messrs. Bailey and Vos, directors of the Fund, are members of the Committee. The other members are Anthony W. Deering and F. Pierce Linaweaver. These directors also receive a fee of $500 for each Committee meeting attended. The Audit Committee holds two regular meetings during each fiscal year (and two such meetings were held in 1994), at which time it meets with the independent accountants of the Price Funds to review: (1) the services provided; (2) the findings of the most recent audit; (3) management's response to the findings of the most recent audit; (4) the scope of the audit to be performed; (5) the accountants' fees; and (6) any accounting questions relating to particular areas of the Price Funds' operations or the operations of parties dealing with the Price Funds, as circumstances indicate.

               The Board of Directors of the Fund has an Executive Committee consisting of the interested directors of the Fund which is authorized to assume all the powers of the Board to manage the Fund, in the intervals between meetings of the Board, except the powers prohibited by statute from being delegated.

               The Board of Directors of the Fund has a Nominating Committee, which is comprised of all the Price Fund's independent directors. The Nominating Committee, which functions only in an advisory capacity, is responsible for reviewing and recommending to the full Board candidates for election as independent directors to fill vacancies on the Fund's Board of Directors.
          The Nominating Committee will consider written recommendations from shareholders for possible nominees. Shareholders should submit their recommendations to the Secretary of the Fund. Members of the Nominating Committee met informally during the last full fiscal year, but the Committee as such held no formal meetings.

               The Board of Directors held six meetings during the last full fiscal year. Each director standing for reelection attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served.























          PAGE 17
          2.       PRESENT AND PROPOSED INVESTMENT MANAGEMENT AGREEMENTS

               On February 28, 1995, the Board of Directors of the Fund, including the directors who are not "interested persons" of T. Rowe Price or the Fund, unanimously voted to approve a new management agreement between the Fund and T. Rowe Price (the "Proposed Agreement"), which is identical to the Fund's present investment advisory agreement (the "Present Agreement") except with respect to the Individual Fund Fee, which is a component of the Management Fee described on page __. If the Proposed Agreement is approved by the shareholders of the Fund, it will become effective on May 1, 1995. If the Proposed Agreement is not approved by the shareholders of the Fund, the Present Agreement will continue in effect through April 30, 1996.

          Present Agreement

               The Present Agreement was approved by the shareholders of the Fund on April 21, 1987 and became effective on May 1, 1987. At that time the present fee structure described below was adopted. By its terms, the Present Agreement will continue in effect from year to year as long as it is approved annually by the Fund's Board of Directors (at a meeting called for that purpose) or by vote of a majority of the Fund's outstanding shares. In either case, renewal of the Present Agreement must be approved by a majority of the Fund's independent directors. The Present Agreement is subject to termination without penalty on 60 days' written notice by either party to the other and will terminate automatically in the event of assignment.

               Under the Present Agreement, T. Rowe Price provides the Fund with discretionary investment services. Specifically, T. Rowe Price is responsible for supervising and directing the investments of the Fund in accordance with the Fund's investment objective, program, and restrictions as provided in its prospectus and Statement of Additional Information. T. Rowe Price is also responsible for effecting all securities transactions on behalf of the Fund, including the negotiation of commissions and the allocation of principal business and portfolio brokerage. In addition to these services, T. Rowe Price provides the Fund with certain corporate administrative services, including: maintaining the Fund's corporate existence, corporate records, and registering and qualifying Fund shares under federal and state laws; monitoring the financial, accounting, and administrative functions of the Fund; maintaining liaison with the agents employed by the Fund, such as the Fund's custodian and transfer agent; assisting the Fund in the coordination of such agents' activities; and permitting T. Rowe Price's employees to serve as officers, directors, and committee members of the Fund without cost to the Fund.

               The Present Agreement also provides that T. Rowe Price, its directors, officers, employees, and certain other persons












          PAGE 18
          performing specific functions for the Fund will only be liable to the Fund for losses resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

               The Present Agreement provides that the Fund will bear all expenses of its operations not specifically assumed by T. Rowe Price. However, T. Rowe Price will reimburse the Fund for any expenses (excluding interest, taxes, brokerage, other expenditures which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses) which in any year exceed the limits prescribed by any state in which the Fund's shares are qualified for sale. Presently, the most restrictive expense ratio limitation imposed by any state is 2.5% of the first $30 million of the Fund's average daily net assets, 2% of the next $70 million of such assets, and 1.5% of net assets in excess of $100 million. For the purpose of determining whether the Fund is entitled to reimbursement, the expenses of the Fund are calculated on a monthly basis. If the Fund is entitled to reimbursement, that month's management fee will be reduced or postponed, with any adjustment made after the end of the year. For the fiscal years ended December 31, 1994, 1993, and 1992, the ratios of operating expenses to average net assets of the Fund were 0.81%, 0.83%, and 0.85%, respectively.

               For its services to the Fund under the Present Agreement, T. Rowe Price is paid a management fee ("Management Fee") consisting of two elements: a "group" fee ("Group Fee") and an "individual" fund fee ("Individual Fund Fee"). The Group Fee varies and is based on the combined net assets of all of the Price Funds distributed by T. Rowe Price Investment Services, Inc., other than institutional or "private label" products, and Funds managed and sponsored by T. Rowe Price (excluding T. Rowe Price Index Trust, Inc.) or by Rowe Price-Fleming International, Inc. (Price-Fleming)(excluding Institutional International Funds, Inc.). The Fund pays, as its portion of the Group Fee as described below, an amount equal to the ratio of its daily net assets to the daily net assets of all the Price Funds. The Fund pays a flat Individual Fund Fee of .15% based on the net assets of the Fund. At December 31, 1994, the net assets of the Fund were $1,228,926,304 and, for the year then ended, T. Rowe Price received management fees paid by the Fund of $5,983,540.

          Group Fee Rate Schedule at various asset levels of the Combined Price Funds:

                         0.480% First $1 billion
                         0.450% Next $1 billion
                         0.420% Next $1 billion
                         0.390% Next $1 billion
                         0.370% Next $1 billion
                         0.360% Next $2 billion
                         0.350% Next $2 billion
                         0.340% Next $5 billion












          PAGE 19
                         0.330% Next $10 billion
                         0.320% Next $10 billion
                         0.310% Thereafter

          The fund's portion of the group fee is determined by the ratio of its daily net assets to the daily net assets of all the Price funds described above. Based on combined Price fund's assets of approximately $36 billion at December 31, 1994, the Group Fee was 0.34%.

               In addition to the services provided under the Present Agreement, T. Rowe Price Services, Inc. ("Price Services"), and
          T. Rowe Price Retirement Services ("Retirement Services"), each a wholly-owned subsidiary of T. Rowe Price, perform certain non-advisory services for the Fund under separate service contracts.
          T. Rowe Price also provides certain accounting services for the Fund. Specifically,

          (i) Price Services provides certain transfer agency and other shareholder administrative and communication services for all accounts, for which the Fund paid Price Services fees totaling $738,637 for the fiscal year ended December 31, 1994,(ii) Retirement Services performs certain subaccounting and record keeping services with respect to shareholder accounts in certain retirement plans for which the Fund paid retirement services fees totalling $1,672,319 for the same period, and (iii) T. Rowe Price calculates the daily share price and maintains the portfolio and general accounting records of the Fund, for which the Fund paid T. Rowe Price fees totaling $85,468 for the same period. All such fees are reviewed annually by the Fund's Directors in connection with renewal of the service contracts involving these entities. The services provided by these entities will continue to be provided whether or not the proposed agreement is approved.

               The T. Rowe Price Trust Company (the "Trust Company"), a wholly-owned subsidiary of T. Rowe Price, serves as trustee and custodian for certain IRA, Keogh, and other prototype plans which utilize the Price Funds as investment options. For these services, the Trust Company charges each such shareholder account a fiduciary fee. During 1994, the aggregate of such fees totaled approximately $_________ (of this amount, approximately $____________ were paid with respect to Fund accounts). In addition, Price Services provides administrative services to certain defined contribution retirement plans. During 1994, Price Services received fees from all plans utilizing such services in the amount of $_________.

               The distributor for the Price Funds, T. Rowe Price
          Investment Services, Inc., makes available to shareholders of the Price Funds a discount brokerage service. During 1994, this service generated net commissions totaling $_________.













          PAGE 20
          Proposed Agreement

               The Proposed Agreement is identical in every respect to the Present Agreement except for the proposed increase in the Individual Fund Fee rate from .15% to .25% of the Fund's net assets. As such, the total management fee will increase from .49% to .59% based on the Effective Group Fee Rate of .34% as of December 31, 1994.

               T. Rowe Price acts as Investment Advisor to over 60 mutual funds. The management fees of the funds having similar investment objectives to those of the Fund and the amount of the adviser's compensation are set forth in the chart below.

                                Net Assets of
                                   Fund at        Individual   Fees Waived
          Name of Fund        December 31, 1994    Fund Fee     or Reduced
          _________________________________________________________________

          Growth & Income Fund  1,228,926,303        0.15%          No

          Dividend Growth Fund    4,855,278          0.20%         Yes*

          Equity Income Fund    3,203,851,473        0.25%          No

          Value Fund              8,849,923          0.35%        Yes**
          _________________________________________________________________
          * In the interest of limiting the expenses of Dividend Growth Fund during its initial period of operations, T. Rowe Price agreed to bear any expenses through December 31, 1994, which would cause the fund's ratio of expenses to average net assets to exceed 1.00%. Expenses paid or assumed under this agreement are subject to reimbursement to R. Rowe Price by the fund whenever the fund's expense ratio is below 1.00%; however, no reimbursement will be made after December 31, 1996, or if it would result in the expense ratio exceeding 1.00%. Effective January 1, 1995, T. Rowe Price agreed to increase the expense limitation from 1.00% to 1.10% for a period of two years from January 1, 1995. Fees waived or expenses paid are assumed under this agreement are subject to reimbursement to T. Rowe Price by the fund whenever the fund's expense ratio is below 1.10%; however, no reimbursement will be made after December 31, 1998, or if it would result in the expense ratio exceeding 1.10% for the fund.

          ** To limit the fund's expenses during its initial period of operations, T. Rowe Price has agreed to waive its fees and bear any expenses through December 31, 1996, to the extent such fees or expenses would cause the fund's ratio of expenses to average net assets to exceed 1.10%. Fees waived or expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price by the fund whenever the fund's expense ratio is below the previously stated ratio; however, no reimbursement will be












          PAGE 21
          made after December 31, 1998, or if it would result in the expense ratio exceeding the previously stated.

          Matters Considered by the Board of Directors

               In determining whether or not it was appropriate to approve the Proposed Agreement and to recommend approval to shareholders, the Board considered various matters and written materials provided by T. Rowe Price and the Fund's legal counsel, Shereff, Friedman, Hoffman & Goodman, L.L.P. ("Fund's legal counsel").
          The nature of the matters to be considered and standards to be used by the Board in reaching its decision were reviewed with the Fund's legal counsel.

               In reaching its decision to approve the adoption of the Proposed Agreement and the increase in the Fund's Individual Fund Fee Rate, the Fund's Board evaluated extensive data provided to it by T. Rowe Price and considered such factors as it deemed reasonably necessary, including: (1) the nature and quality of the services rendered and the results achieved by T. Rowe Price in the areas of investment performance; (2) the payments received by T. Rowe Price and its affiliates from all sources involving both the Fund and the other Price Funds; (3) extensive financial, personnel, and structural information as to the Price organization, including the costs borne by, and profitability of,
          T. Rowe Price and its affiliates in providing services of all types to the Fund, the other Price Funds and with respect to T. Rowe Price's other investment advisory services; (4) a comparison of the overall profitability of T. Rowe Price to the profitability of other investment advisers; (5) a comparison of the Management Fees that the Fund has paid under the Present Agreement with the Management Fees that the Fund would have paid under the Proposed Agreement had it been in effect during the most recent fiscal year; (6) information concerning the Fund's expense ratios on both an existing and pro forma basis; (7) information as to the management fees charged the other Price Funds as well as T. Rowe Price's other advisory clients; (8) competitive industry fee structures and expense ratios; (9) the organizational capabilities and financial condition of T. Rowe Price; and 10) the fall-out benefits which T. Rowe Price and its affiliates may have received from T. Rowe Price's relationship to the Fund.

               The effect of the proposed increase in the Fund's Individual Fund Fee Rate is set forth below, by showing what the Individual Fund Fee would have been for the most recent year if the higher rate had been in effect.


















          PAGE 22
                                                12 Months Ended
                                                 Dec. 31, 1994
                                              __________________
                                                 ($ Millions)

          Effective Management Fee Rate
                             -Present agreement       0.49%
                             -Proposed agreement      0.59%
                             -Percentage change      20.3%

          Expense Ratio
                             -Present agreement       0.81%
                             -Proposed agreement      0.91%
                             -Percentage change      12.4%

          Management Fee
                             -Present agreement        $5,984,000
                             -Proposed agreement       $7,196,318
                             -Difference between
                              aggregate amounts        $1,212,318
                             -Percentage change      20.3%

          Average Net Assets of
                             the Fund                  $1,212,000


               If approved, the Proposed Agreement will continue in effect until April 30, 1996, and thereafter from year to year as long as it is approved annually by the Board of Directors of the Fund at a meeting called for that purpose or by a vote of the Fund's outstanding shares. If the Proposed Agreement is not approved by the shareholders, the Board has approved the extension of the Present Agreement through April 30, 1996, so as to assure continuity of the management process.


          3.   RATIFICATION OR REJECTION OF SELECTION OF INDEPENDENT
               ACCOUNTANTS

               The selection by the Board of Directors of the firm of Price Waterhouse, LLP as the independent accountants for the Fund for the fiscal year ending December 31, 1995 is to be submitted for ratification or rejection by the shareholders at the Meeting.
          The firm of Price Waterhouse, LLP has served the Fund as independent accountants since inception. The independent accountants have advised the Fund that they have no direct or material indirect financial interest in the Fund.
          Representatives of the firm of Price Waterhouse, LLP are expected to be present at the Meeting and will be available to make a statement, if they desire to do so, and to respond to appropriate questions which the shareholders may wish to address to them.















          PAGE 23

          INVESTMENT MANAGER

               The Fund's investment manager is T. Rowe Price, a Maryland corporation, 100 East Pratt Street, Baltimore, Maryland 21202. The principal executive officer of T. Rowe Price is George J. Collins, who together with Mr. Riepe, Thomas H. Broadus, Jr., James E. Halbkat, Jr., Carter O. Hoffman, Henry H. Hopkins, George A. Roche, John W. Rosenblum, Robert L. Strickland, M. David Testa, and Philip C. Walsh, constitute its Board of Directors. The address of each of these persons, with the exception of Messrs. Halbkat, Rosenblum, Strickland and Walsh, is 100 East Pratt Street, Baltimore, Maryland 21202, and, with the exception of Messrs. Halbkat, Rosenblum, Strickland, and Walsh, all are employed by T. Rowe Price. Mr. Halbkat is President of U.S. Monitor Corporation, a provider of public response systems, P.O. Box 23109, Hilton Head Island, South Carolina 29925. Mr. Rosenblum, whose address is P.O. Box 6550, Charlottesville, Virginia 22906, is the Taylor Murphy Professor at the University of Virginia, and a director of: Chesapeake Corporation, a manufacturer of paper products; Cadmus Communications Corp., a provider of printing and communication services; Comdial Corporation, a manufacturer of telephone systems for businesses; and Cone Mills Corporation, a textiles producer. Mr. Strickland is Chairman of Lowe's Companies, Inc., a retailer of specialty home supplies, 604 Two Piedmont Plaza Building, Winston-Salem, North Carolina 27104. Mr. Walsh, whose address is Blue Mill Road, Morristown, New Jersey 07960, is a consultant to Cyprus Amax Minerals Company, Englewood, Colorado, and a director of Piedmont Mining Company, Charlotte, North Carolina.

               The officers of the Fund (other than the nominees for election as directors) and their positions with T. Rowe Price are as follows:
          _________________________________________________________________

                                 Position                Position with
          Officer               with Fund                T. Rowe Price
          _________________________________________________________________

          Andrew M. Brooks       Vice President        Vice President
          Arthur B. Cecil, III   Vice President        Vice President
          Brent W. Clum          Vice President        Vice President
          Henry H. Hopkins       Vice President        Managing Director
          Gregory A. McCrickard  Vice President        Vice President
          Larry J. Puglia        Vice President        Vice President
          Richard T. Whitney     Vice President        Vice President
          Lenora V. Hornung      Secretary             Vice President
          Carmen F. Deyesu       Treasurer             Vice President
          David S. Middleton     Controller            Vice President
          Roger L. Fiery, III    Assistant Vice        Vice President
                                 President
          Patricia S. Butcher    Assistant Secretary   Assistant Vice












          PAGE 24
                                                       President
          Edward T. Schneider    Assistant Vice        Assistant Vice
                                 President             President
          Ingrid I. Vordemberge  Assistant Vice        Employee
                                 President

               The Fund has an Underwriting Agreement with T. Rowe Price Investment Services, Inc. ("Investment Services"), a Transfer Agency Agreement with T. Rowe Price Services, Inc. ("Price Services") and an Agreement with T. Rowe Price Retirement Plan Services, Inc. Each of these entities is a wholly-owned subsidiary of T. Rowe Price. The address of each is 100 East Pratt Street, Baltimore, Maryland 21202. In addition, the Fund has an Agreement with T. Rowe Price to perform fund accounting services. James S. Riepe, Chairman of the Board of the Fund, is Chairman of the Board of Price Services and Retirement Services and President and Director of Investment Services. Henry H. Hopkins, a Vice President of the Fund, is a Vice President and Director of both Investment Services and Price Services and a Vice President of Retirement Services. Edward T. Schneider, an Assistant Vice President of the Fund, is a Vice President of Price Services. Certain officers of the Fund own shares of the common stock of T. Rowe Price, its only class of securities.

               The following information pertains to transactions involving common stock of T. Rowe Price, par value $.20 per share ("Stock"), during the period January 1, 1994 through December 31, 1994. There were no transactions during the period by any director or officer of the Fund, or any director or officer of T. Rowe Price which involved more than 1% of the outstanding Stock of T. Rowe Price. These transactions did not involve, and should not be mistaken for, transactions in the stock of the Fund.

               During the period, the holders of certain options purchased a total of 387,392 shares of Stock at varying prices from $0.75 to $28.13 per share. Pursuant to the terms of T. Rowe Price's Employee Stock Purchase Plan, eligible employees of T. Rowe Price and its subsidiaries purchased an aggregate of 101,053 shares of Stock at fair market value. Such shares were purchased in the open market during this period for employees' accounts.

               T. Rowe Price's Board of Directors has approved the repurchase of shares of its Stock in the open market. During 1994, T. Rowe Price purchased 892,500 shares of Stock under this plan, leaving 539,500 shares of Stock authorized for future repurchase at December 31, 1994.

               During the period, T. Rowe Price issued 1,231,500 common stock options with an exercise price of $32.25 per share to certain employees under terms of the 1990 and 1993 Stock Incentive Plans.














          PAGE 25

          OTHER BUSINESS

               The management of the Fund knows of no other business which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their judgment on such matters.


          GENERAL INFORMATION

               As of December 31, 1994, there were 78,602,452 shares of the capital stock of the Fund outstanding, each with a par value of $.01. Of those shares, approximately 19,747,559, representing 25% of the outstanding stock, were registered to the T. Rowe Price Trust Company as Trustee for participants in the T. Rowe Price Funds Retirement Plan for Self-Employed (Keogh), as Trustee for participants in T. Rowe Price Funds 401(k) plans, as Custodian for participants in the T. Rowe Price Funds Individual Retirement Account (IRA), as Custodian for participants in various 403(b)(7) plans, and as Custodian for various Profit Sharing and Money Purchase plans. The T. Rowe Price Trust Company has no beneficial interest in such accounts, nor in any other account for which it may serve as trustee or custodian.

               As of December 31, 1994, approximately 7,238,105 shares of the Fund, representing 9% of the outstanding stock were owned by Pirateline & Co., Attn: Mark White, Spectrum Growth Account, State Street Bank & Trust Co., 1776 Heritage Drive-4W, North Quincy, Massachusetts 02171-2197.

               As of December 31, 1994, approximately 78,395 shares of the Fund, representing approximately 0.1% of the outstanding stock, were owned by various private counsel clients of T. Rowe Price, as to which T. Rowe Price has discretionary authority. Accordingly, such shares are deemed to be owned beneficially by
          T. Rowe Price only for the limited purpose as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934.
          T. Rowe Price disclaims actual beneficial ownership of such shares. In addition, as of December 31, 1994, a wholly-owned subsidiary of T. Rowe Price owned directly 61,995 shares of the Fund representing approximately 0.08% of the outstanding stock.

               As of December 31, 1994, the officers and directors of the Fund, as a group, beneficially owned, directly or indirectly, _______ shares, representing approximately _.__% of the Fund's outstanding stock. The ownership of the officers and directors reflects their proportionate interests, if any, in 61,995 shares of the Fund which are owned by a wholly-owned subsidiary of the Fund's investment manager, T. Rowe Price, and their interests in












          PAGE 26
          14,665 shares owned by the T. Rowe Price Associates, Inc. Profit Sharing Trust.

          A COPY OF THE ANNUAL REPORT OF THE FUND FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS WAS MAILED TO ALL SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON THAT DATE. HOWEVER, A COPY OF THIS REPORT WILL BE PROVIDED, WITHOUT CHARGE, TO ANY SHAREHOLDER UPON REQUEST. PLEASE CALL 1-800-225-5132 TO REQUEST SUCH A REPORT.


          ANNUAL MEETINGS

               Under Maryland General Corporation Law, any corporation registered under the Investment Company Act of 1940 ("the Act") is not required to hold an annual meeting in any year in which the Act does not require action by shareholders on the election of directors. The Board of Directors of the Fund has determined that in order to avoid the significant expense associated with holding annual meetings, including legal, accounting, printing and mailing fees incurred in preparing proxy materials, the Fund will take advantage of these Maryland law provisions. Accordingly, no annual meetings shall be held in any year in which a meeting is not otherwise required to be held by the Act for the election of Directors unless the Board of Directors otherwise determines that there should be an annual meeting. However, special meetings will be held in accordance with applicable law or when otherwise determined by the Board of Directors. The Fund's By-Laws reflect this policy.


          SHAREHOLDER PROPOSALS

               If a shareholder wishes to present a proposal to be included in the Proxy Statement for the next Annual Meeting, and if such Annual Meeting is held in April, 1996, such proposal must be submitted in writing and received by the Corporation's Secretary at its Baltimore office prior to November 10, 1995.



























          PAGE 27

          T. ROWE PRICE (LOGO)                              PROXY
          _______________________________________________________________
          INSTRUCTIONS:
          1. Cast your vote by checking the appropriate boxes on the reverse side. If you do not check a box, your vote will be cast FOR that proposal.
          2.  Sign and date the card below.
          3. Please return the signed card promptly using the enclosed postage paid envelope, even if you will be attending the meeting.
          4.  Please do not enclose checks or any other correspondence.

              Please fold and detach card at perforation before mailing.
          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
          T. ROWE PRICE GROWTH & INCOME FUND, INC.
                                       MEETING: 8:30 A.M. EASTERN TIME
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Stephen W. Boesel and James S. Riepe, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of stock of the Fund, which the undersigned is entitled to vote at the Meeting of Shareholders to be held on Wednesday, April 19, 1995, at the time indicated above, at the offices of the Fund, 100 East Pratt Street, Baltimore, Maryland 21202, and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Meeting and Proxy Statement dated March 3, 1995, receipt of which is hereby acknowledged.

                                        Please sign exactly as name
                                        appears.  Only authorized officers
                                        should sign for corporations.  For
                                        information as to the voting of
                                        stock registered in more than one
                                        name, see page ___ of the Notice of
                                        Meeting and Proxy Statement.

                                        Dated: __________________, 1995
                                        ___________________________________
                                        ___________________________________
                                                     Signature(s)
                                             CUSIP#779551100/fund#054
                                       (Front)




















          PAGE 28
          T. ROWE PRICE (LOGO) WE NEED YOUR PROXY VOTE BEFORE APRIL 19,
          1995
          _________________________________________________________________
          Please refer to the Proxy Statement discussion of each of these matters.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

             Please fold and detach card at perforation before mailing.
          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
          1. Election of    FOR all nominees  / /WITHHOLD AUTHORITY / /1.
             directors.     listed below (except  to vote for all
                            as marked to the      nominees listed below
                            contrary)

          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

          Leo C. Bailey  Stephen W. Boesel  Donald W. Dick, Jr.
          David K. Fagin  Addison Lanier  John K. Major  Hanne M. Merriman
          James S. Riepe  M. David Testa  Hubert D. Vos  Paul M. Wythes

          2. Approve a new Investment Management Agreement between T. Rowe Price and the Fund.
                            FOR /  /          AGAINST /  /ABSTAIN /  / 2.

          3. Ratify the selection of Price Waterhouse, LLP as independent
             accountants.   FOR /  /          AGAINST /  /ABSTAIN / / 3.

          4. I authorize the Proxies, in their discretion, to vote upon such other business as may properly come before the meeting.

                                             CUSIP#779551100/fund#054
                                        (BACK)